Exhibit 99.1

WOLVERINE TUBE FILES FORM 10-Q;

ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS

TO REFLECT CHANGE IN PRESENTATION OF RESTRICTED CASH

HUNTSVILLE, ALABAMA, (JUNE 15, 2007) – Wolverine Tube, Inc. (OTC Bulletin Board: WLVTE), today announced that it filed its Form 10-Q for the quarter ended April 1, 2007 with the Securities and Exchange Commission (SEC). As described in our Form 12b-25 filed on May 11, 2007 and in our Form 8-K filed on May 31, 2007, the Form 10-Q filing was delayed pending completion by a third party expert of certain valuations required to properly account for the Series A Convertible Preferred Stock transaction completed on February 16, 2007.

These valuations have been completed and the amounts reported in the Form 10-Q for operating income, cash flows used in operations and earnings before, interest, taxes, depreciation and amortization have not changed from the amounts previously announced for the quarter ended April 1, 2007. The reporting of the initial preferred stock transaction and subsequent periodic adjustments resulted in recording derivative liabilities of $38.3 million, reducing preferred stock by $44.6 million and increasing additional paid-in capital by $2.1 million. As a result of marking the derivative liabilities to market on April 1, 2007, we recorded an increase of $4.1 million in other income. Also, the accounting for the transaction resulted in recording a non-cash deemed dividend charge of $9.6 million.

In addition, Wolverine announced that it will restate its historical financial statements for the years ended December 31, 2006, 2005 and 2004. The restatement relates to the historical classification of certain restricted cash balances in our balance sheets and cash flow statements. We have historically included certain restricted cash balances within the cash and equivalents line item on the balance sheet and on the statement of cash flows. We have followed this practice consistently with full disclosure of the amounts and nature of the restrictions provided in the footnotes to our financial statements and in MD&A. In the first quarter of 2007, we reassessed this practice in light of discussions with KPMG LLP, our independent registered public accounting firm, regarding certain SEC staff interpretations of restricted cash reporting. We determined to conform our restricted cash reporting to our understanding of these interpretations, presenting restricted cash balances as a separate line item on the balance sheet and on the statement of cash flows, with period-to-period changes in restricted cash reflected as amounts provided by or used for investing on the statement of cash flows.

Accordingly, we intend to file as soon as practicable an amendment to our December 31, 2006 Annual Report on Form 10-K to restate the Consolidated Balance Sheets contained therein by separately classifying $6.0 million and $6.6 million of cash as of December 31, 2006 and 2005, respectively, as restricted cash, and to restate the Consolidated Statements of Cash Flows contained therein by excluding these restricted cash balances from the cash and equivalents line item and reporting the period-to-period changes in restricted cash as amounts provided by (used for) investing activities as follows:

	December 31
	2006	2005	2004
As reported	$(5,707)	$(184)	$(8,720)
As restated	$(5,059)	$4,126	$(17,200)

Consistent with this presentation, in the Form 10-Q for the quarter ended April 1, 2007, filed today, restricted cash as of April 1, 2007 will be shown separately on the Condensed Consolidated Balance Sheets, with the net change thereto reflected as cash flow used for investing activities in the Condensed Consolidated Statements of Cash Flows for the quarter ended April 1, 2007. In addition, the Condensed Consolidated Balance Sheets as of December 31, 2006 and the Condensed Consolidated Statements of Cash Flows for the quarter ended April 2, 2006 presented in the Form 10-Q have been restated accordingly. We do not intend to restate quarterly filings related to the prior years being restated as we believe the impact of the restatement with respect to any such quarterly period is not material.

About Wolverine Tube, Inc.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, and metal joining products. Internet addresses: www.wlv.com and www.silvaloy.com.

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